FOR IMMEDIATE RELEASE:

Contacts:	Alan Caminiti 914-701-8400 (Media) Dan Loh 914-701-8210 (Investors)

Polar Air Cargo and the Air Line Pilots Association
Reach Tentative Agreement for a New Contract

Purchase, N.Y., October 2, 2005 – Polar Air Cargo, Inc. (Polar), a subsidiary of Atlas Air Worldwide Holdings, Inc. (AAWW) (OTC: AAWW.PK), and the Air Line Pilots Association (ALPA), the collective bargaining representative of the Crewmembers employed by Polar, have reached a tentative agreement on a new contract ending a two- week-old strike by the Polar Crewmembers.

The parties began negotiations in 2003 for an amended collective bargaining agreement. Since July of 2003, the negotiations have been under the direction of a mediator appointed by the National Mediation Board (NMB). On August 16, the NMB released the parties into the 30-day cooling off period mandated by the Railway Labor Act before either party can implement economic self-help. On September 16, 2005, when last efforts by the parties did not result in an agreement, the Polar Crewmembers went on strike.

“I am very pleased that we have reached a settlement in this matter,” said Jeffrey H. Erickson, President and Chief Executive Officer of AAWW. “We can now focus our energies on the upcoming peak shipping season and continued extensive work for the military.”

Jim Cato, Vice President of Flight Operations and Labor Relations, added, “We thank the professionalism of the ALPA leadership in reaching this agreement and look forward to working with the Association to complete the merger of the two crew forces.”

The tentative agreement is now subject to ratification by the rank and file of Polar’s Crewmembers, which is expected to be completed by Wednesday, October 5.

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and Polar Air Cargo, Inc. (Polar), which together operate the world’s largest fleet of Boeing 747 freighter aircraft.

Atlas is the world’s leading provider of ACMI (aircraft, crew, maintenance and insurance) freighter aircraft to major airlines around the globe. Polar is among the world’s leading providers of airport-to-airport freight carriage. Polar operates a global, scheduled-service network and serves major trade lanes of the world.

Through both of its principal subsidiaries, AAWW also provides commercial and military charter services.

AAWW’s press releases, SEC filings and other information may be accessed through the Company’s home page, www.atlasair.com.

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